[FTI PALLADIUM PARTNERS COMPANY LETTERHEAD]      FTI Palladium Partners
                                                 3 Times Square
                                                 11th Floor
                                                 New York, NY 10036
                                                 212.247.1010 telephone
                                                 212.841.9350 facsimile
                                                 www.ftpallaidumpartners.com







July 8, 2005

Royce G. Yudkoff
Robert P. MacInnis
Directors
Muzak Holdings LLC
3318 Lakemont Blvd.
Fort Mill, SC. 29708

Dear Mr. Yudkoff and MacInnis:

1.       Introduction

         This letter confirms the engagement of FTI Palladium Partners, a division of FTI Consulting, Inc. and its wholly owned subsidiaries (collectively referred as "FTI") by Muzak Holdings LLC ("you," "your" or "Muzak" or the "Company") to provide certain employees to the Company to assist it with the services described below (the "Engagement"). This letter of engagement and the related supporting schedules constitute the engagement contract (the "Engagement Contract") pursuant to which the Services will be provided.

2.       Scope of Services

         FTI will provide the following individuals to work with you and your team in connection with the services (the "Services") outlined below:

         o Greg Rayburn, to serve as a Chief Executive Officer (the "CEO") of the Company, reporting directly to the Board of Directors; to the extent determined by the Board of Directors from time to time, Greg Rayburn will be granted the right to attend and participate (but not vote) in the meetings of the Board of Directors of the Company as an observer (such role referred to as "Board Observer"); Greg Rayburn will devote 90% of his business time and attention to his duties as the CEO of the Company;


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         o     Bill Nolan, who will report directly to Greg Rayburn; Bill Nolan will assist Greg Rayburn and will be responsible for the facilitation and implementation of the CEO's directives; Bill Nolan will devote such of his business time and attention to his duties assisting the CEO as may be required to assist Greg Rayburn in performing services under this agreement; and.

          o Other temporary employees (the "Temporary Employees") whom you may approve from time to time to support Greg Rayburn in his role as CEO as follows:

          1. Work with management to further identify and implement both short-term and long-term profit improvement, liquidity generating and debt reduction initiatives in an effort to improve the value of the shareholders' interest;

          2. Perform the duties of CEO and assist in the recruiting and retention of a permanent replacement for that position; and 3. Provide such other similar services as may be requested by the Board of Directors.

         We will keep you informed as to our staffing and will not add additional Temporary Employees to the assignment without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company's other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Temporary Employees and will adjust the staffing level upwards or downwards as you direct. We agree that we will not replace Greg Rayburn as the individual performing services as the CEO under this engagement without your prior written consent.

     The Services of the Temporary Employees may be performed by FTI or by any subsidiary of FTI, as FTI shall determine. FTI may also provide non-officer Services through agents or independent contractors. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Prior to providing services hereunder, each Temporary Employee, FTI subsidiary, agent, independent contractor and employee thereof shall execute a confidentiality agreement similar to the Confidentiality Agreement (as defined in Section 4).

3. No Assurance on Financial Data


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     Because of the time and scope limitations implicit in this Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Temporary Employees are not being requested to perform an audit or to apply generally accepted auditing standards or procedures.

4.   Privileged and Confidential Information and Work Product

     The Company acknowledges that all advice (written or oral) given by the Temporary Employees to the Company in connection with the Engagement is intended solely for the benefit and use of the Company (limited to the Board of Directors and management) and we understand that the Company has agreed to treat any advice received from us, whether orally or in writing, confidential and, except as provided in this Engagement Contract, will not publish, distribute or disclose in any manner any advice developed by or received from us without our prior written approval (except to the Company's respective officers, directors, employees, attorneys, advisors, owners, lenders, or prospective lenders and persons who have a need to know such information in order to perform services under this Engagement Contract). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the advice sought is required to be disclosed by law or by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal) provided however that the Company shall provide FTI with prompt written notice of such requirement, (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company's knowledge owes no obligation of confidence with respect to such information.

     We agree that all non-public, confidential or proprietary information ("Information") that is received by us from the Company or the Company's accountants or outside counsel in connection with this engagement will be subject to the separate Confidentiality Agreement, dated as of________________(the "Confidentiality Agreement"), between FTI and the Company, and that we and our personnel who perform services pursuant to this Engagement Letter will be bound by the non-solicitation and non-compete provisions of the Confidentiality Agreement.

5.   Fees

     Our agreed upon compensation for the services to be rendered pursuant to this letter agreement is set forth on Schedule I. We will also be reimbursed for customary and reasonable out-of-pocket expenses including, but not limited to, travel, lodging, costs of reproduction, reasonable out-of-pocket counsel fees and other direct expenses.


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     We will require a retainer (the "Retainer") of $120,000, due upon the execution of this Engagement Contract. We will further submit to the Company monthly invoices (or more frequently at FTI's discretion) for services rendered and expenses incurred by additional temporary employees, which are due within 15 business days of receipt. Upon the conclusion of this engagement, the Retainer either will be returned to the Company upon payment in full of all of our outstanding invoices or, in our sole discretion, applied to any outstanding invoice.

     It is understood that if employees of FTI are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), FTI will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time, and reimbursed for reasonable out-of-pocket expenses (including counsel fees).

     The Company agrees to promptly notify FTI if it hires a principal or employee of FTI involved in this Engagement and agrees that it will pay FTI a cash fee, upon hiring, equal to 100% of the aggregate first year's annualized salary compensation, plus any guaranteed bonus, to be paid to FTI's former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

6.   Conflicts of Interest

     Based on the list of interested parties (the "Potentially Interested Parties") provided by you, we have undertaken a limited review of our records to determine FTI's professional relationships with the Company and with Bear Stearns Corporate Lending Inc as Administrative Agent and Collateral Agent of the Company's Credit Agreement dated April 15, 2005 among Muzak Holdings LLC, as Parent Guarantor, Muzak LLC, as Borrower. From the results of such review, we are not aware of any conflicts of interest or relationships that would preclude us from performing the above Services for you.

     As you know, however, we are a large consulting firm with numerous offices throughout the United States. We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties. We will not accept an engagement that directly conflicts with this Engagement without your prior written consent.

7.   Limitation of Liability

     The Company agrees to indemnify, hold harmless and defend FTI against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including,


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     without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which FTI is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from any indemnified person's bad faith, self dealing, gross negligence or willful misconduct. These indemnification provisions extend to the officers, directors, principals, members, managers, stockholders, employees, representatives, agents and counsel of FTI and shall survive the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expenses incurred in connection with enforcing such indemnified person's rights under this letter agreement.

     In addition to the above indemnification, FTI personnel serving as employees of the Company wi11 be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company's by-laws, certificate of incorporation, by contract or otherwise.

     The Company agrees that it will specifically include and cover Greg Rayburn (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an employee or officer of the Company) under the Company's policies for directors' and officers' insurance. The Company agrees to also maintain insurance coverage for Mr. Rayburn for a period of not less than two (2) years following the date of termination of such employee's services hereunder. In the event that the Company is unable to include FTI employees serving as employees or officers of the Company under the Company's policies, it is agreed that FTI will attempt to purchase a separate directors' and officers' policy providing coverage similar to the coverage provided to the Company's other directors and officers that will cover FTI's employees serving as employees or officers of the Company only and that the cost of the same shall be invoiced to the Company as an out-of-pocket expense. If FTI is unable to purchase such coverage, then it shall have the right to terminate this letter agreement upon notice to the Company. The provisions of this section 7 are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect any of Mr. Rayburn's rights hereunder.

     The obligations of the parties as reflected herein shall survive the termination of the Engagement.

     The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of FTI's employees serving as a Temporary Employee, including Greg Rayburn in his capacity as CEO of the Company and Bill Nolan, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to Greg Rayburn, Bill Nolan and the Temporary Employees).

8.   Waiver of Jury Trial/Dispute Resolution

     The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and FTI and shall be subject to no exceptions.

9.   Term of Engagement

     This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. You may terminate this letter agreement and our engagement at any time upon the giving of written notice to us. We may terminate this letter agreement and our engagement at any time upon the giving of at least ninety (90) days prior written notice to you. Either you or we may terminate this letter agreement and our engagement immediately upon a material breach of this Agreement by the other party by the giving of written notice to the breaching party. Termination shall not affect our right to receive payment for services performed, reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this letter agreement) or the' Company's obligations under section 7 herein or our obligations under the Confidentiality Agreement. In the event of termination prior to the end of a calendar month, you agree to pay us a pro rata portion

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     of any set monthly compensation based upon the number of days elapsed in the month up to the effective time of termination.

     If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

     This Engagement Contract, the Confidentiality Agreement and each related confidentiality agreement that any Temporary Employee may execute constitute the entire understanding between the parties with respect to the subject matter and supercede all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

10.  Governing Law and Jurisdiction

     This Engagement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Courts of New York shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.

11.  Notice

     All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of Dianne R. Sagner, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

12.  Continuation of Terms

     The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.


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13.  Citation of Engagement

     Notwithstanding anything to the contrary contained herein, after the engagement of FTI becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by FTI, at its own expense, in financial and other newspapers or otherwise, with the Company's prior written approval, which the Company may not unreasonably withhold.

                 ----------------------------------------------

We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Greg Rayburn at 212-499-3622.

Very truly yours,

FTI Consulting, Inc.

By: /s/ Greg Rayburn
    -----------------
        Greg Rayburn
        Senior Managing Director

Date: 7/8/05
     ----------------

Agreed by:

Muzak Holdings LLC

By: /s/ Robert P. MacInnis
    ----------------------
        Robert P. MacInnis
        Director

Date: 7/8/05
     --------------------